Transocean U.S. Supplemental Savings Plan

(As Amended and Restated Effective as of January 1, 2009)

Contents

Article 1.	The Plan	1
1.1	Establishment and Amendment of the Plan	1
1.2	Purpose	1
1.3	Applicability of the Plan	1

Article 2.	Definitions and Construction	2
2.1	Definitions	2
2.2	Gender and Number; Headings	3
2.3	Incorporation of the Savings Plan	3

Article 3.	Participation	4
3.1	Eligibility	4
3.2	Participation	4

Article 4.	Contributions; Vesting; Distributions	5
4.1	Restoration Contributions	5
4.2	Vesting	5
4.3	Time of Distributions	5
4.4	Withdrawals and Loans	6
4.5	Form of Payment	6

Article 5.	Accounts; Credited Interest	7
5.1	Accounts	7
5.2	Crediting Restoration Contributions	7
5.3	Credited Interest	7
5.4	Adjustment of Accounts	7
5.5	Account Balances	7
5.6	Account Statements	8

Article 6.	Administration	9
6.1	Administration	9
6.2	Finality of Determination	9
6.3	Expenses	9
6.4	Section 490A of the Code	9
6.5	Indemnification and Exculpation	9

Article 7.	Funding of the Plan	10
7.1	Funding	10

Article 8.	Merger, Amendment, and Termination	11
8.1	Merger, Consolidation, or Acquisition	11
8.2	Amendment and Termination	11

Article 9.	Adoption Procedure	12
9.1	Adoption Procedure	12
9.2	Withdrawal of Participating Employer	12

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Article 10.	General Provisions	13
10.1	Nonalienation	13
10.2	Beneficiary Designations	13
10.3	Effect on Other Benefit Plans	13
10.4	Severability	13
10.5	Applicable Law	13
10.6	Employer—Employee Relationship	13
10.7	Incompetence	14
10.8	Binding on Employer, Participants and Their Successors	14
10.9	Tax Liability	14

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Article 1.	The Plan

1.1	Amendment and Restatement of the Plan.

Transocean Inc. previously maintained the Transocean U.S. Supplemental Savings Plan, as amended and restated effective January 1, 2004 (the "Prior Plan"), which was operated in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and applicable U.S. Treasury authorities (collectively, "Section 409A") from and after January 1, 2005. Effective January 1, 2009, Transocean Ltd. (the "Company") assumes sponsorship and hereby amends and restates the Prior Plan in the form of this Transocean U.S. Supplemental Savings Plan, as amended and restated effective January 1, 2009 (the "Plan"), in order to continue and provide for the benefits as described herein, reflect documentary compliance with Section 409A, and reflect freezing of the Plan as to participation and contributions, effective December 31, 2008.

1.2	Purpose.

The Plan has been established and is maintained for the primary purpose of providing Participants who are eligible to participate in the Transocean U.S. Savings Plan, as amended from time to time (the "Savings Plan"), with the portion of the employer matching contributions that could have been made to the account of Participants under the Savings Plan but for application of the (i) maximum annual compensation limitations under Code Section 401(a)(17) and (ii) maximum annual benefit limitations under Code Section 415. Additionally, the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and as such, it is intended that the Plan be exempt from the relevant requirements of Title I of ERISA. The Plan is not intended to satisfy the qualification requirements of Code Section 401.

1.3	Applicability of the Plan.

The provisions of the Plan, as amended and restated herein, shall apply only to or with respect to those Participants, as herein defined, who were eligible to participate in the Savings Plan prior to January 1, 2009 and who are Participants, as herein defined, under this Plan prior to January 1, 2009 and on or after such date. Individuals who participated in the Prior Plan and incurred a Separation from Service, as herein defined, prior to January 1, 2009 received a distribution of their Prior Plan Account in accordance with the operation of the Prior Plan; provided, further, that those individuals who incurred a Separation from Service prior to January 1, 2009 and whose distribution was subject to a six-month delay under Section 409A of the Code shall be an inactive participant under this Plan (as described in Section 3.2 hereof).

Article 2.

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Definitions and Construction

2.1	Definitions.

All terms used in this Plan shall have the same meanings assigned to them under the provisions of the Savings Plan, unless otherwise qualified by the context hereof. Notwithstanding the prior sentence, the following terms shall have the meanings set forth below, unless their context clearly indicates to the contrary:

(a)

"Account" means the recordkeeping account which is maintained in the name of a Participant to account for any Restoration Contributions and Credited Interest which may be credited to his Account from time to time.

(b)	"Beneficiary" means the person or persons designated by a Participant, as provided in Section 10.2. Where the context dictates, the term "Beneficiary" shall also mean "Beneficiaries."
(c)	"Board" means the Board of Directors of the Company.
(d)

"Code" means the Internal Revenue Code of 1986 and the regulations issued thereunder, as amended from time to time. Each Code reference in this Plan shall include reference to any comparable or succeeding statutory provision which amends, supplements, or replaces such Code reference.

(e)	"Company" means Transocean Ltd.
(f)	"Credited Interest" means that interest amount that is credited to a Participant's Account, as provided for in Section 5.3.
(g)

"Employer" means the Company and each other Affiliate who is a participating employer under the Savings Plan and who has elected to become a participating employer under this Plan as provided in Article 9.

(h)

"Maximum Limits" means the Maximum Compensation Limits and/or the Maximum Benefit Limits. For this purpose, "Maximum Compensation Limits" means the maximum annual compensation limitations as in effect under Code Section 401(a)(17); and "Maximum Benefit Limits" means the maximum benefit limitations as in effect under Code Section 415.

(i)

"Participant" means an Employee of an Employer who (i) is eligible to participate in the Savings Plan, and (ii) otherwise satisfies the requirements of Sections 3.1 and 3.2, and who maintains such status at any relevant date. Effective January 1, 2009, no new Participants shall be eligible for participation in the Plan.

(j)	"Plan" means the "Transocean U.S. Supplemental Savings Plan," as amended and restated effective as of January 1, 2009, as set forth herein, and as the same may be amended from time to time.

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(k)	"Restoration Contributions" means the contributions as described in Section 4.1. No Restoration Contributions will be made to the Plan after December 31, 2008.
(l)	"Savings Plan" means the "Transocean U.S. Savings Plan," as amended from time to time.
(m)	"Separation from Service" means a termination of the Participant's employment which constitutes a "separation from service" as such term is defined under Code Section 409A.

2.2	Gender and Number; Headings.

Except when otherwise indicated by the context, any masculine terminology when used in this Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural. Headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

2.3	Incorporation of the Savings Plan.

The Savings Plan is hereby incorporated by reference into and shall form a part of this Plan as fully as if set forth herein verbatim. Any amendment made to the Savings Plan shall also be incorporated by reference into and form a part of this Plan, effective as of the effective date of such amendment. The Savings Plan, whenever referred to in this Plan, shall mean the Savings Plan as it exists as of the date any determination is made of benefits payable under this Plan.

Article 3.

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Participation

3.1	Eligibility.

The Board shall, in its sole discretion, determine and designate the key management Employees of each participating Employer who are to be "Eligible Participants" under this Plan; provided, however, that any Employee so designated must meet the criteria for "Eligible Participant" set forth in Section 2.1(f). Such designations may be based on participation criteria established by the Board from time to time, which criteria shall be consistent with the classification of the Plan as described in Section 1.2. Such criteria shall include a requirement that the designated individual is expected to have his benefits under the Savings Plan subject to the Maximum Limits. The Board may terminate the "Eligible Participant" status of any designated Employee at any time. The Board may establish such procedures as it deems appropriate for notifying Employees of their status as Eligible Participants under this Plan.

3.2	Participation.

A Participant as described in Section 3.1 shall remain an active Participant under the Plan so long as he continues to meet the eligibility requirements of Section 3.1. In the event a Participant ceases to be an active Participant by reason of termination, transfer of employment, loss of eligibility or other loss of active Participant status, he shall continue as an inactive Participant so long as he has an Account balance under the Plan. Any Participant under this Plan prior to January 1, 2009 shall be an inactive Participant thereafter to the extent he has an Account balance from such prior participation carried forward under this Plan on and after January 1, 2009. Notwithstanding the foregoing, from and after January 1, 2009, no newly hired Employees, re-hired Employees or current Employees not selected or otherwise eligible to be a Participant under the Plan prior to January 1, 2009, shall be eligible to commence participation in the Plan.

Article 4.

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Contributions; Vesting; Distributions

4.1	Restoration Contributions.
(a)

Amount of Restoration Contributions. For purposes hereof, each Participant shall be deemed to have made Pre-Tax Basic Contributions in the amount of six percent of Compensation under the Savings Plan (or such maximum amount of Basic Contributions as may be provided for under the Savings Plan from time to time). Each Participant shall be credited with a Restoration Contribution for each determination period in an amount equal to the difference between the amount in (1) and the amount in (2) below, where &#65533;

(1)

is the amount of the Employer Matching Contributions that would have been credited to such Participant under the Savings Plan if the provisions of the Savings Plan were administered without regard to the Maximum Limits; and

(2)	is the amount of the Employer Matching Contributions that would have been credited to such Participant under the Savings Plan with application of the Maximum Limits.
(b)

Crediting of Restoration Contributions. Restoration Contributions shall be determined and credited to Participant Accounts under the Plan at such times as Employer Matching Contributions are determined and paid under the Savings Plan. No Restoration Contributions will be made to the Plan after December 31, 2008.

4.2	Vesting.

A Participant shall become vested in the balance credited to his Account at the same time that he becomes vested under the Savings Plan. However, a Participant (or any benefit recipient) shall have no right to a benefit under this Plan if the Committee or the Company determines that the Participant engaged in a willful, deliberate, or gross act of commission or omission which is materially injurious to the consolidated financial condition or business of the Company.

4.3	Time of Distributions.

A Participant shall receive (or have paid to his Beneficiary in the case of his death) a lump-sum distribution of his vested interest in his Account on the 60th day following his Separation from Service. Notwithstanding the foregoing, if a Participant is a "specified employee" (as such term is defined in Section 409A and determined as described below in this Section 4.3) at the time of his Separation from Service, any payment payable as a result of the Participant's Separation from Service (other than death) shall not be payable before the earliest of (i) the date that is six months and one day after the Participant's Separation from Service, (ii) the date of the Participant's death, or (iii) the date that otherwise complies with the requirements of Section 409A. A Participant shall be a "specified employee" for the twelve-month period beginning on April 1 of a year if the Participant is a "key employee" as defined in Code Section 416(i) (without regard to Code Section 416(i)(5)) as of December 31 of the preceding year or using such dates as designated in accordance with Code Section 409A and in a manner that is consistent with respect to all of the Company's nonqualified deferred compensation plans. For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Code Section 409A. The value of the Participant's Account for

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which a distribution is being made shall be determined as of the valuation on the relevant date as provided in Section 5.5 on which the distribution payment is being made.

4.4	Crediting of Restoration Contributions after Participant's Separation from Service.

In the event that a Participant has a Separation from Service but continues to be employed by the Company in a capacity in which he satisfies the eligibility requirements of Section 3.1, it is possible that such Participant might accrue Restoration Contributions after having already received a complete distribution of his Account ("Post-Separation Contributions"). Under such circumstances, Post-Separation Contributions will be distributed to the Participant on the last business day in February of the calendar year following the calendar year in which the accrual of such Post-Separation Contributions occurs.

4.5	Withdrawals and Loans.

A Participant shall not be permitted to make any withdrawals or loans from his Account under this Plan. No in-service distributions shall be allowed under the Plan.

4.6	Form of Payment.

All distributions with respect to a Participant's Account shall be in the form of a single lump sum cash payment.

Article 5.

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Accounts; Credited Interest

5.1	Accounts.

The Committee shall maintain, or cause to be maintained, a bookkeeping Account for each Participant for the purpose of accounting for the Participant's beneficial interest under the Plan, which interest is attributable to Restoration Contributions and any Credited Interest credited to such Participant under the Plan, as adjusted to reflect charges against such Account. In addition to the foregoing bookkeeping Accounts, the Committee shall maintain, or cause to be maintained, such other accounts, subaccounts, records or books as it deems necessary to properly provide for the maintenance of Accounts under the Plan, and to carry out the intent and purposes of the Plan. The Participant's Account and any other subaccounts maintained in the name of a Participant shall comprise the Participant's Account under the Plan.

5.2	Crediting Restoration Contributions.

Each time a Restoration Contribution is determined with respect to a Participant as provided in Section 4.1, such Restoration Contribution shall be credited to the Participant's Account as of the date of such determination, and such Restoration Contribution shall also be credited to any applicable subaccount maintained to account for the nature and type of such Restoration Contribution.

5.3	Credited Interest.

A Participant shall be entitled to Credited Interest on the balance to the credit of his Account in accordance with the provisions of this Section 5.3. Such Credited Interest shall be the bank prime loan interest rate as specified for the first day of each calendar quarter and set forth in the Federal Reserve Statistical Release, applied to each day of the applicable calendar quarter. Such rate and the frequency of crediting interest may be determined from time to time by the Committee, or by a person or persons as delegated by the Committee, provided that the frequency of crediting shall at least be on a quarterly basis.

5.4	Adjustment of Accounts.

Restoration Contributions shall be credited to the Accounts of Participants as provided in Section 5.2. Credited Interest on the balances in the Accounts of each Participant shall be credited to such Accounts as provided in Section 5.3. Charges to a Participant's Account to reflect any distribution payments with respect to such Participant under the Plan shall be as of the date of any such payment. The Participant Accounts under the Plan shall also be adjusted and charged for any administrative expenses or taxes as are applicable to Accounts, to the extent such expenses and taxes are not separately paid for by the Employers.

5.5	Account Balances.

As of any relevant date, a Participant's balance credited to his Account shall be the value of the balance standing to the credit of his Account upon the completion of the valuation as of the last preceding or coincident relevant valuation as regards his Account, adjusted to reflect any credits or charges made to such Account since such date or dates, including, without limitation, those adjustments to reflect Restoration Contributions to and payments from such Account.

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5.6	Account Statements.

The Committee may provide each Participant with a statement of the status of his Account under the Plan. The Committee may provide such statement annually or at such other times as the Committee may determine from time to time, and such statement shall be in the format as prescribed by the Committee.

Article 6.

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Administration

6.1	Administration.

This Plan shall be administered by the Committee appointed pursuant to the terms of the Savings Plan. The Committee shall administer this Plan in conjunction with the administration of the Savings Plan, except that this Plan shall be administered as an unfunded plan which is not intended to meet the qualification requirements of Code Section 401. The Committee shall have the same rights and authority granted to it under the Savings Plan, which shall include the full power and authority to interpret, construe and administer this Plan. The Committee shall also maintain a claims procedure for the benefit of Participants as set forth in the Savings Plan. The Committee shall establish and maintain such accounts or records as the Committee may from time to time consider necessary. Members of the Committee shall not participate in any action or determination regarding their own benefits under the Plan.

6.2	Finality of Determination.

The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation shall be final, binding, and conclusive upon all persons.

6.3	Expenses.

The expenses of administering this Plan shall be borne by the Employers in the proportions determined by the Committee.

6.4	Section 409A of the Code.

This Plan is intended to comply with Section 409A of the Code and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner that is compliant with the application of Section 409A. The Plan shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Plan if such action would result in the failure of any amount that is subject to Section 409A of the Code to comply with the applicable requirements of Section 409A of the Code.

6.5	Indemnification and Exculpation.

The members of the Committee, its agents, and officers, directors, and employees of the Company or any other Employer shall be indemnified and held harmless by the Employer against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person's gross negligence or willful misconduct.

Article 7.

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Funding of the Plan

7.1	Funding.

All amounts paid under this Plan shall be paid from the general assets of the participating Employers. Benefits shall be reflected on the accounting records of the Employers, but neither this Plan nor the maintenance of such accounting records shall be construed to create, or require the creation of a trust, custodial account, or escrow account with respect to any Participant. No Participant shall have any right, title, or interest whatsoever in or to any investment reserves, accounts, or funds, that the Employers may purchase, establish, or accumulate to aid in providing the unfunded benefit payments described in the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust or fiduciary relationship of any kind between an Employer or the Committee and a Participant or any other person. Participants shall not acquire any interest under the Plan greater than that of an unsecured general creditor of an Employer. The trust fund maintained pursuant to the Savings Plan shall not be liable for any benefits accrued under this Plan.

Article 8.

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Merger, Amendment, and Termination

8.1	Merger, Consolidation, or Acquisition.

In the event of a merger, consolidation, or acquisition where an Employer is not the surviving organization, unless the successor or acquiring organization shall elect to continue and carry on the Plan, this Plan shall terminate with respect to such Employer, and no additional benefits shall accrue for the Participants of such organization. Unpaid benefits shall continue to be paid as scheduled unless the successor or acquiring organization elects to accelerate payment.

8.2	Amendment and Termination.

The Board may amend, modify, or terminate this Plan at any time and in any manner. Such actions by the Board shall be binding upon all other Employers. In the event of a termination of this Plan pursuant to this Section 8.2, no further benefits shall accrue under this Plan, and amounts which are then payable shall continue to be an obligation of the Employer and shall be paid as scheduled; provided, however, that the Company reserves the right, in its sole discretion, to accelerate payments to the affected Participants in the event of a complete or partial termination of the Plan.

Article 9.

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Adoption Procedure

9.1	Adoption Procedure.

With the consent of the Company, any other organization which satisfies the definition of Affiliate under the Savings Plan and which is eligible by the law to do so may adopt this Plan for the benefit of its Employees who are or who become Participants under the Savings Plan, on express condition that the Company assumes no liability as a result of any such adoption of this Plan by any other organization. Such other organization may adopt this Plan by–

(a)	executing an adoption instrument adopting the Plan, and agreeing to be bound as an participating Employer by all the terms, provisions, conditions, and limitations of the Plan; and
(b)	compiling and submitting all information required by the Company with reference to persons in its employment eligible for participation in the Plan.

The adoption instrument shall specify the effective date of such adoption of the Plan and shall become, as to such organization and persons in its employment, a part of this Plan. The participating Employers under the Plan shall be determined by the Board.

9.2	Withdrawal of Employer.

Any participating Employer may withdraw from the Plan by giving 60 days' advance notice in writing of its intention to withdraw to the Committee, unless a shorter notice shall be agreed to by the Committee.

Article 10.

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General Provisions

10.1	Nonalienation.

No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind, and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge, or bankruptcy) in satisfaction of any debt, liability, or obligation, prior to receipt. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. Notwithstanding the foregoing provisions of this Section 10.1, no benefit amount payable under the Plan shall be payable until and unless any and all amounts representing debts or other obligations owed to the Company or other Employer by the Participant with respect to whom such amount would otherwise be payable shall have been fully paid.

10.2	Beneficiary Designations.

A Participant may designate a Beneficiary who upon his death is to receive the benefits that otherwise would have been paid to him under the Plan. Such designation must be made and delivered to the Committee or its designee during the Participant's lifetime, and must be made in writing on a form prescribed for that purpose by the Committee. Absent a specific Beneficiary designation with respect to this Plan, the Participant's Beneficiary shall be his Beneficiary as designated and determined with respect to and pursuant to the terms of the Savings Plan.

10.3	Effect on Other Benefit Plans.

Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of the Savings Plan or any other plans maintained by an Employer. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans.

10.4	Severability.

In the event any provision of this Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in this Plan.

10.5	Applicable Law.

This Plan shall be governed and construed in accordance with the laws of the State of Texas.

10.6	Employer-Employee Relationship.

The establishment of this Plan shall not be construed as conferring any legal or other rights upon any Employee or any person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any Employee or otherwise act with relation to the Employee. An Employer may take any action (including discharge) with respect to any Employee or other person and may treat such person without regard to the effect that such action or treatment might have upon such person as a Participant under this Plan.

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10.7	Incompetence.

Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent, and that a guardian, conservator, or other person legally vested with the care of such person's person or estate has been appointed; provided, however, that if the Committee shall find that any person to whom a benefit is payable under the Plan is unable to care for such person's affairs because of incompetency, any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid as provided in the Savings Plan. Any such payment so made shall be a complete discharge of liability therefor under the Plan.

10.8	Binding on Employer, Participants and Their Successors.

This Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and the Participants, their heirs, executors, administrators and legal representatives. The provisions of this Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer of the particular Participant. In the event any Participant becomes entitled to a benefit under the Savings Plan based on service with more than one Employer, the benefit obligations under this Plan shall be apportioned among such Employers as determined by the Committee.

10.9	Tax Liability.

An Employer may withhold from any payment of benefits hereunder any taxes required to be withheld and such sum as the Employer may reasonably estimate to be necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 31 day of December, 2008, but effective as of January 1, 2009.

TRANSOCEAN LTD.

By: _/s/ Cheryl D. Richards_____________

Name: __Cheryl D. Richards___________

Title: ___Senior Vice President, Human Resources and IPS____

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